Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DETERMINATION OF PREFERENCES AND RIGHTS OF

SERIES RP PREFERRED STOCK

OF

Depomed, Inc.

a California corporation

The undersigned, James A. Schoeneck and Matthew M. Gosling, certify that:

A.                                    They are the duly acting President and Secretary, respectively, of Depomed, Inc., a corporation organized and existing under the Corporations Code of the State of California (the “Corporation”).

B.                                    Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 401 of Title 1 of the Corporations Code of the State of California (the “Code”), said Board, pursuant to a meeting held July 12, 2015, adopted a resolution amending the Certificate of Determination of Preferences and Rights of the Corporation’s Series RP Preferred Stock, which resolution is as follows:

WHEREAS, the Board on April 21, 2005 previously adopted resolutions designating the rights, preferences, privileges and restrictions, and the number of shares constituting the Series RP Preferred Stock;

WHEREAS, no shares of Series RP Preferred Stock have ever been issued; and

WHEREAS, the Board now wishes to reduce the authorized number of shares of Series RP Preferred Stock to zero and, pursuant to Section 401(f) of the Code, thereby provide that such series of preferred stock shall no longer be in force and no longer be an authorized series of preferred stock of the Corporation; be it

RESOLVED, that the amendments to the rights, preferences, privileges and restrictions, and the number of shares constituting the Series RP Preferred Stock set forth below be, and hereby are, authorized by the Board pursuant to authority given by the Corporation’s Articles of Incorporation;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the number of shares constituting, and amends the rights, preferences, privileges and restrictions relating to such Series RP Preferred Stock, as set forth in the Corporation’s Certificate of Determination of Preferences and Rights of Series RP Preferred Stock, as follows

1.                                      Section 1 is amended to read as follows:

“Designation, Par Value and Amount.  The shares of such series shall be designated as “Series RP Preferred Stock” (hereinafter referred to as “Series RP Preferred Stock”), the shares of such series shall be without par value, and the number of shares constituting such series shall be zero.”

2.                                      In all other respects the Certificate of Determination shall remain unchanged and in full force and effect, subject to the operation of Section 401(f) of the Code.

3.                                      The number of authorized shares of Preferred Stock of the Corporation is 5,000,000, and the number of authorized shares of Series RP Preferred Stock is 100,000, none of which have been issued.

4.                                      The undersigned represent and warrant that approval of the shareholders of Depomed, Inc., is not required for this Amendment to be effective.

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Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.  Executed at Newark, California, on this 13th day of July, 2015.

/s/ James A. Schoeneck
James A. Schoeneck
President and Chief Executive Officer

/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President, General Counsel and Secretary